Exhibit 99
Pall Corporation Appoints Donald Stevens President
East Hills, NY (April 24, 2008) — Donald Stevens has been named Pall Corporation (NYSE:PLL) president according to an announcement today by Eric Krasnoff, chairman and CEO. Mr. Krasnoff held the title prior to Mr. Stevens’ promotion.
Mr. Stevens, 63, has spent substantially his entire career with Pall. He heads the company’s Industrial business which accounts for 60% of total revenues and has a four-year CAGR of 9.7%. He is also responsible for Pall’s Global Shared Services Organization which supports both its Life Sciences and Industrial business segments. Don is the lead architect for many of the company’s initiatives driving top-line, infrastructure and productivity improvements that are key to Pall’s success.
Eric Krasnoff said, “Don’s promotion is well-earned and a pleasure to announce. He has been instrumental in building Pall into the leader it is today. Our senior management team is focused on maintaining sustainable profitable growth through continuous improvement, market leadership and management development.”
Mr. Stevens joined Pall in 1968 and has held many key management positions, including that of COO and president of Pall Industrial. During his career, he launched several new business segments, built the company’s systems capabilities and most recently, led the restructuring of business processes in Europe and the Western Hemisphere.
Note to Editors: Mr. Stevens resides in Old Brookville, NY with his wife Anita.
About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2007 were $2.2 billion. The Company is headquartered in East Hills, New York and has extensive operations around the world. For more information visit Pall at http://www.pall.com./
Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com